As filed with the Securities and Exchange Commission on June 16, 2011

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATLANTIC TELE-NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-0728886
(State or other	(IRS Employer
jurisdiction of incorporation or	Identification No.)
organization)

600 Cummings Center

Beverly, MA 01915

(Address and zip code of
principal executive offices)

Atlantic Tele-Network, Inc. 2008 Equity Incentive Plan

(Full title of the plan)

Michael T. Prior

President and Chief Executive Officer

Atlantic Tele-Network, Inc.

600 Cummings Center

Beverly, MA 01915

(Name and address of agent for service)

(978) 619-1300

(Telephone number, including area code, of agent for service)

Copies to:

Matthew J. Gardella

Edwards Angell Palmer & Dodge LLP

111 Huntington Ave.

Boston, MA 02199

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, $0.01 par value	500,000 shares	$34.99	(2)	$17,497,500	(2)	$2,031.46	(2)

(1)          Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement, the number of shares registered shall be automatically increased or decreased, as the case may be, to prevent dilution in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h)(1) of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the common stock on the Nasdaq Global Select Market on June 14, 2011.

EXPLANATORY NOTE

Atlantic Tele-Network, Inc. (the “Company”) is filing this Registration Statement on Form S-8 to register an additional 500,000 shares of its common stock, $0.01 par value, that may be issued pursuant to awards granted under the Atlantic Tele-Network, Inc. 2008 Equity Incentive Plan, as amended (the “Plan”). The Company previously filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (No. 333-150940) on May 16, 2008 to register 1,500,000 shares of its common stock for issuance pursuant to the Plan.  Pursuant to General Instruction E to Form S-8, the Company incorporates herein by reference the contents of such prior Form S-8, except to the extent supplemented or amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Company is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Commission on March 16, 2011;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, as filed with the Commission on May 10, 2011;

(c)	The Company’s Current Report on Form 8-K filed with the Commission on June 15, 2011; and

(d)	The description of the Company’s common stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on May 22, 2006.

In addition to the foregoing, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (excluding information furnished but not filed in any Current Report on Form 8-K, including the related exhibits). Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that the Company has the power to indemnify directors, officers, employees or agents and certain other persons serving at its request in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position.  Under the DGCL, the Company may pay all these expenses, provided that: (1) the person in question acted in good faith and in a manner reasonably believed to be not opposed to the Company’s best interests; and (2) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct in question was unlawful. The Company shall make no indemnification in connection with any proceeding brought on its behalf where the person involved is adjudged to be liable to the Company, except as may be ordered by a court.

Article FIVE of the Company’s Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) provides that none of the Company’s directors shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Article SIX of the Company’s By-Laws, as amended, (the “By-Laws”) provides that each of the Company’s directors and officers (a) shall be indemnified by the Company against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the Company’s right) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the Company’s right brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Company against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses may be advanced to a director or officer, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Article SIX of the By-Laws further provides that the indemnification provided therein is not exclusive, and provides that in the event that the DGCL is amended to expand the indemnification permitted to directors or officers, the Company must indemnify those persons to the fullest extent permitted by such law as so amended.

The Company has purchased and maintains insurance to protect its directors and officers entitled to indemnification in accordance with the By-Laws against liabilities asserted against or incurred by them in their capacity as such.

The Company is party to indemnification agreements with its directors and executive officers, pursuant to which the Company agrees to indemnify these individuals to the fullest extent permitted by law and public policy for claims arising in their capacity as a director, officer or employee of the Company or any of its subsidiaries. Each of these individuals is only entitled to indemnification to the extent he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal proceeding, he had no reasonable basis to believe that his conduct was unlawful.  Subject to the DGCL, the Company will reimburse each individual for expenses covered by the indemnification agreement within thirty days of the individual’s request for reimbursement.

Item 8. Exhibits

A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index and is hereby incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly, Commonwealth of Massachusetts, on this 16th day of June, 2011.

ATLANTIC TELE-NETWORK, INC.

By:	/s/ Michael T. Prior
Michael T. Prior
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Atlantic Tele-Network, Inc., hereby severally constitute and appoint Michael T. Prior and Justin D. Benincasa and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Atlantic Tele-Network, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael T. Prior	President, Chief Executive Officer and	June 16, 2011
Michael T. Prior	Director (Principal Executive Officer)

/s/ Justin D. Benincasa	Chief Financial Officer and Treasurer	June 16, 2011
Justin D. Benincasa	(Principal Financial and Accounting Officer)

/s/ Cornelius B. Prior, Jr.	Director	June 16, 2011
Cornelius B. Prior, Jr.

/s/ Martin L. Budd	Director	June 16, 2011
Martin L. Budd

/s/ Thomas V. Cunningham	Director	June 16, 2011
Thomas V. Cunningham

/s/ Michael T. Flynn	Director	June 16, 2011
Michael T. Flynn

/s/ Charles J. Roesslein	Director	June 16, 2011
Charles J. Roesslein

/s/ Brian A. Schuchman	Director	June 16, 2011
Brian A. Schuchman

EXHIBIT INDEX

Exhibit Number	Description
4.1

Restated Certificate of Incorporation of Atlantic Tele-Network, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (File No. 333-62416) filed June 6, 2001).

4.2

Certificate of Amendment to the Restated Certificate of Incorporation of Atlantic Tele-Network, Inc., as filed with the Delaware Secretary of State on August 14, 2006 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q (File No. 001-12593) for the quarterly period ended June 30, 2006 filed August 14, 2006).

4.3

By-Laws of Atlantic Tele-Network, Inc., as amended and restated on March 7, 2006 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K (File No. 001-12593) for the year ended December 31, 2005 filed March 31, 2006).

5.1*	Opinion of Edwards Angell Palmer & Dodge LLP.

23.1*	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP.

23.2	Consent of Edwards Angell Palmer & Dodge LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1	Atlantic Tele-Network, Inc. 2008 Equity Incentive Plan, as amended (incorporated by reference to Appendix C of the Company’s Definitive Proxy Statement filed on May 2, 2011).

*  Filed herewith.